Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:

Heide Erickson

Capella Education Company

612-977-5172

Heide.Erickson@capella.edu

Media Contact:

Irene Silber

Capella Education Company

612-977-4132

Irene.Silber@capella.edu

Capella Education Company Reports Third Quarter 2009 Results

Revenue Up 28.1 Percent; Enrollment Up 27.7 Percent;

Operating Income Up 83.3 Percent

MINNEAPOLIS, Oct. 27, 2009 - Capella Education Company (NASDAQ: CPLA), a provider of exclusively online post-secondary education through its wholly owned subsidiary Capella University, today announced financial results for the three months ended Sept. 30, 2009.

“We are extremely pleased with our third quarter results as they continue to demonstrate the increasing value of the Capella brand, the quality of our academic programs and the attractiveness of Capella’s business model, which is focused on delivering long-term sustainable growth and margin expansion,” said Kevin Gilligan, chief executive officer of Capella Education Company. “Our results were driven by strong demand fundamentals and solid execution across the business, reflected particularly in enrollment growth in all of our degree programs and in the success of new product introductions including our newest market, Public Service Leadership.”

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Capella Education Company Reports Third Quarter 2009 Results, page 2

For the three months ended Sept. 30, 2009:

•	Revenues increased 28.1 percent to $83.6 million, compared to $65.2 million in the third quarter of 2008.

•	Total active enrollment increased by 27.7 percent from the end of the third quarter 2008 to 30,738 learners.

•	About 2 percentage points of year-over-year revenue growth were related to a scheduling shift, concentrating a higher number of colloquia in the third quarter 2009.

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Operating income increased by 83.3 percent to $14.5 million, compared to $7.9 million for the same period in 2008. Operating margin was 17.4 percent, compared to 12.2 percent for the third quarter 2008.

•	Net income for the third quarter of 2009 was $9.8 million, compared to $5.8 million for the same period in 2008, an increase of 69.4 percent.

•	Diluted net income per share was $0.57, compared to $0.34 for the same period in 2008.

•	The company repurchased approximately 160,000 shares for total consideration of $10.1 million.

For the nine months ended Sept. 30, 2009, the Company reported:

•	Revenues increased by 22.2 percent to $240.1 million, compared to $196.5 million for the same period in 2008.

•	Operating income for the nine months ended Sept. 30, 2009, was $41.0 million or 17.1 percent of revenue, compared to $23.7 million or 12.1 percent of revenue during the same period in 2008.

•	Net income was $27.7 million or $1.62 per weighted average number of diluted shares outstanding compared to $17.6 million or $1.01 per share for the same period in 2008.

Balance Sheet and Cash Flow

As of Sept. 30, 2009, the Company had cash, cash equivalents, and marketable securities of $153.7 million, compared to $123.6 million at year-end 2008. The Company had no debt in 2009 or 2008.

Cash flow from operations was $49.4 million during the first nine months of 2009 compared to $32.1 million in the same period in 2008, an increase of 53.7 percent.

Fourth Quarter and Full Year 2009 Outlook

For the fourth quarter ending Dec. 31, 2009, total enrollment is expected to grow by 25.5 to 26.5 percent and revenue is expected to increase by 22.5 to 23.5 percent compared to the fourth quarter of 2008.

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Capella Education Company Reports Third Quarter 2009 Results, page 3

“Fourth quarter revenue growth is expected to be driven by a continuation of strong enrollment growth,” said Lois Martin, senior vice president and chief financial officer. “Revenue growth is expected to be less than total enrollment growth, primarily due to the revenue impact of fewer scheduled colloquia in the fourth quarter as compared to the prior year. The timing of colloquia also impacts the sequential comparison of fourth quarter expectations to actual third quarter 2009 revenue growth.”

Operating margins are anticipated to be approximately 23 to 24 percent of total revenue for the fourth quarter of 2009.

Full year 2009 average quarterly enrollment is expected to increase by approximately 24.5 percent, while annual revenue growth is anticipated to increase by slightly over 22 percent year-over-year. Annual operating margins are expected to be 18.5 to 19.0 percent of revenue.

“The very strong results this quarter and our optimism regarding our full-year results validate our strategy to focus on our learners, educational quality and excellence in operations to deliver against our financial goals,” said Martin. “Learner inquiries and conversion to enrollments remain strong. We continue to realize great productivity gains in learner support and administrative functions, enabled by our integrated system and investments we have been making to improve productivity. At the same time, we continue to invest in our faculty, our courseroom, and program design to further support the learner experience and demonstrate exceptional learning outcomes.”

Forward-Looking Statements

Certain information in this news release does not relate to historical financial information, including statements relating to our future prospects and our expectations regarding our revenues, enrollment, and operating performance, and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions investors not to place undue reliance on any such forward-looking statements, which are based on information available at the time those statements are made or management’s good faith belief as of that time with regard to future events, and should not be read as a guarantee of future performance or results. Such statements are subject to certain risks and uncertainties that could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. The company undertakes no obligation to update its forward-looking statements to reflect events or circumstances arising after such date.

Among these risks and uncertainties are any failure to materially comply with the extensive regulatory framework applicable to us, including compliance with Title IV of the Higher Education Act and the regulations thereunder; regional accreditation standards and state and regional regulatory requirements; changes in the administration, funding and availability for Title IV programs; responding to any additional governmental inquiries into our financial aid practices; attracting and retaining learners; updating and

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Capella Education Company Reports Third Quarter 2009 Results, page 4 expanding the content of existing programs and developing new programs; the review of our business and financial aid practices by governmental authorities, including action by Federal Student Aid on the final audit report of the Office of Inspector General of the U.S. Department of Education arising out of its ongoing compliance audit of Capella University; changes in applicable federal and state laws and regulations and accrediting agency policies; maintaining and expanding existing commercial relationships with employers and developing new such relationships; our failure to keep up with advances in technology important to the online learner experience; our ability to manage growth effectively; our ability to realize expected efficiency improvements from our ERP system and our use of business technology to accurately store, process and report relevant data; unforeseen changes in student enrollment or our expenses; and risks associated with the overall competitive environment and general economic conditions.

Other factors that could cause the company’s results to differ materially from those contained in its forward-looking statements are included under, among others, the heading “Risk Factors” in our most recent Form 10-K and Form 10-Qs on file with the Securities and Exchange Commission and other documents filed by the company with the Securities and Exchange Commission.

Conference Call

Capella will discuss its third quarter 2009 results and fourth quarter 2009 outlook during a conference call scheduled today, Oct. 27, 2009, at 9:00 a.m. Eastern time (ET). To participate in the live call, investors should dial (866) 385-4179 (domestic) or (706) 679-1492 (international) at 8:50 a.m. (ET), conference ID 34460015. The webcast, including the accompanying presentation, will be available on the Capella Education Company Web site at www.capellaeducation.com. A replay of the call will be available starting on Oct. 27, 2009, through Nov. 3, 2009, at (800) 642-1687 (domestic) or (706) 645-9291(international), conference ID 34460015. It will also be archived at www.capellaeducation.com in the investor relations section for 60 days.

About Capella Education Company

Founded in 1991, Capella Education Company is a national leader in online education and parent company of Capella University, a regionally accredited* online university. Capella University offers graduate degree programs in business, information technology, education, human services, psychology, public health, and public safety, and bachelor’s degree programs in business, information technology, and public safety. These academic programs are designed to meet the needs of working adults, combining high quality, competency-based curricula with the convenience and flexibility of an online learning format. Currently, Capella University offers 34 graduate and undergraduate degree programs with 122 specializations and more than 1050 courses. Nearly 31,000 learners were enrolled as of September 30, 2009. For more information about Capella Education Company, please visit http://www.capellaeducation.com. For more information about Capella University, please visit http://www.capella.edu or call 1.888.CAPELLA (227.3552).

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Capella Education Company Reports Third Quarter 2009 Results, page 5

*Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), www.ncahlc.org.

Capella University, Capella Tower, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1-888-CAPELLA (227-3552), www.capella.edu.

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CAPELLA EDUCATION COMPANY

Consolidated Balance Sheets

	As of September 30, 2009	As of December 31, 2008
	(In thousands, except par value)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$81,498	$31,225
Marketable securities	72,244	92,372
Accounts receivable, net of allowance of $2,054 at September 30, 2009 and $1,419 at December 31, 2008	13,405	11,949
Prepaid expenses and other current assets	8,690	5,184
Deferred income taxes	3,539	3,477

Total current assets	179,376	144,207
Property and equipment, net	37,212	35,349

Total assets	$216,588	$179,556

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,754	$2,227
Accrued liabilities	25,311	18,926
Income taxes payable	—	150
Deferred revenue	11,215	9,495

Total current liabilities	42,280	30,798
Deferred rent	2,907	1,321
Other liabilities	531	531
Deferred income taxes	6,381	6,069

Total liabilities	52,099	38,719

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares — 100,000 Issued and outstanding shares — 16,656 at September 30, 2009 and 16,666 at December 31, 2008	167	166
Additional paid-in capital	146,623	151,445
Accumulated other comprehensive income	1,389	575
Retained earnings (accumulated deficit)	16,310	(11,349)

Total shareholders’ equity	164,489	140,837

Total liabilities and shareholders’ equity	$216,588	$179,556

CAPELLA EDUCATION COMPANY

Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In thousands, except per share amounts) (Unaudited)

Revenues	$83,569	$65,239	$240,100	$196,539
Costs and expenses:
Instructional costs and services	34,819	29,568	99,451	89,428
Marketing and promotional	24,927	20,828	73,332	61,794
General and administrative	9,279	6,907	26,331	21,605

Total costs and expenses	69,025	57,303	199,114	172,827

Operating income	14,544	7,936	40,986	23,712
Other income, net	529	839	1,917	3,236

Income before income taxes	15,073	8,775	42,903	26,948
Income tax expense	5,290	2,999	15,244	9,326

Net income	$9,783	$5,776	$27,659	$17,622

Net income per common share:
Basic	$0.59	$0.35	$1.66	$1.04

Diluted	$0.57	$0.34	$1.62	$1.01

Weighted average number of common shares outstanding:
Basic	16,718	16,626	16,707	16,893

Diluted	17,022	17,077	17,038	17,424

CAPELLA EDUCATION COMPANY

Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2009	2008
	(In thousands)
	(Unaudited)
Operating activities
Net income	$27,659	$17,622
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	5,372	3,882
Depreciation and amortization	10,641	9,049
Amortization of investment premium	1,255	1,381
Asset impairment	34	44
Gain realized on sale of marketable securities	—	(225)
Stock-based compensation	2,484	3,259
Excess tax benefits from stock-based compensation	(2,384)	(1,647)
Deferred income taxes	(248)	(776)
Changes in operating assets and liabilities:
Accounts receivable	(6,828)	(7,643)
Prepaid expenses and other current assets	(1,352)	1,438
Accounts payable and accrued liabilities	9,239	(3,387)
Income taxes payable	219	4,629
Deferred rent	1,586	95
Deferred revenue	1,720	4,424

Net cash provided by operating activities	49,397	32,145
Investing activities
Capital expenditures	(11,907)	(9,891)
Purchases of marketable securities	—	(74,707)
Sales and maturities of marketable securities	20,185	62,006

Net cash provided by (used in) investing activities	8,278	(22,592)
Financing activities
Excess tax benefits from stock-based compensation	2,384	1,647
Net proceeds from exercise of stock options	4,943	2,681
Repurchase of common stock	(14,729)	(54,201)

Net cash used in financing activities	(7,402)	(49,873)

Net increase (decrease) in cash and cash equivalents	50,273	(40,320)
Cash and cash equivalents at beginning of period	31,225	60,600

Cash and cash equivalents at end of period	$81,498	$20,280

Supplemental disclosures of cash flow information
Income taxes paid	$15,294	$5,472

Noncash transactions:
Purchase of equipment included in accounts payable and accrued liabilities	$981	$392

CAPELLA EDUCATION COMPANY

Other Information

Enrollment by Degree(a):	September 30,
	2009	2008	% Change
PhD/Doctoral	10,430	9,023	15.6%
Master’s	14,764	11,095	33.1%
Bachelor’s	5,409	3,834	41.1%
Other	135	111	21.6%

Total	30,738	24,063	27.7%

(a)	Enrollment as of September 30, 2009 and 2008 is the enrollment as of the last day of classes for the quarter ended September 30, 2009 and 2008, respectively.